FOR IMMEDIATE RELEASE

Alexander & Baldwin Sells Grace Pacific
Nan, Inc. Acquires one of Hawai'i's Largest Paving Contractors; Expands Footprint in Hawai'i

HONOLULU, November 15, 2023 / PRNewswire – Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai'i-based company focused on owning, operating, and developing high-quality commercial real estate in Hawai'i, announced today, it has sold Grace Pacific LLC to Nan, Inc., Hawai'i’s largest, locally owned construction company.

A&B acquired Grace Pacific, one of the state's largest asphalt paving contractors, materials, and construction companies, in 2013. Grace Pacific has been an integral force in Hawai'i’s infrastructure growth for over nine decades, providing a reliable local source of construction materials and playing a pivotal role in the development and maintenance of critical infrastructure such as roads, highways, runways, and harbors that connect our island communities.

"The sale of Grace Pacific marks the culmination of A&B's simplification strategy, allowing us to sharpen our focus on our core business as the preeminent commercial real estate company in Hawai'i," said Lance Parker, A&B president & CEO. "This transaction not only marks a significant milestone in the evolution of the Company but also facilitates a path for success and growth of Grace Pacific under the stewardship of Nan, Inc."

Nan, Inc., specializes in large-scale preconstruction, general contracting, and design-build services statewide. Nan, Inc.’s acquisition of Grace Pacific ensures continued local ownership and marks a significant expansion of its presence in the Hawai'i construction industry, further strengthening its growth and fostering economic development in the state.

"We are thrilled to welcome Grace Pacific to the Nan, Inc. family," said Nan Chul Shin, founder and owner of Nan, Inc. "This acquisition allows us to enhance our service offerings and better serve our clients and partners throughout Hawai'i. We are excited about the potential for innovation and growth this partnership will bring."

The addition of Grace Pacific, with its talented team of professionals and state-of-the-art facilities, will significantly contribute to the continued success of Nan, Inc. This acquisition demonstrates Nan, Inc.'s commitment to investing in Hawai'i's infrastructure and supporting local job opportunities.

“Grace Pacific will continue to operate under its well-established brand, and its existing management and staff will remain in place to ensure a seamless transition,” added Shin. “Clients and partners can continue to expect to receive the same high-quality service and dedication they've come to rely on over the years, now backed by Nan, Inc.'s extensive resources and expertise.”

# # #

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai'i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates, and manages approximately 3.9 million square feet of commercial space in Hawai'i, including 22 retail centers, 13 industrial assets and four office properties, as well as 142 acres of ground leases. A&B is expanding and strengthening its Hawai'i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 153-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries.

Learn more about A&B at www.alexanderbaldwin.com.

ABOUT NAN, INC
Nan, Inc. is Hawai'i's largest, locally owned construction company with a rich history of providing exceptional services to clients throughout the state. With a commitment to excellence, innovation, and community support, Nan, Inc. has earned a reputation as one of Hawai'i's premier construction firms with a presence throughout the State of Hawai'i, Guam and Kwajalein. In November 2023, Nan, Inc. acquired Grace Pacific, LLC, representing a significant step forward in Nan, Inc.'s growth and ability to serve the local community.

Learn more about Nan, Inc at www.nanhawaii.com

Media Contact:
Andrea Galvin
Manager, Corporate Communications at Alexander & Baldwin
T: 808-525-8404; E: agalvin@abhi.com